Exhibit 99.1

Contacts:

Paul D. Tobias

Chairman & CEO Mackinac Financial Corporation & Chairman mBank

Birmingham, MI (248) 290-5901

ptobias@bankmbank.com

Kelly W. George

President, Mackinac Financial Corporation & President & CEO, mBank

Manistique, MI (906) 341-7140

kgeorge@bankmbank.com

FOR IMMEDIATE RELEASE

Mackinac Financial Corporation to acquire Lincoln Community Bank (Wisconsin)

•                  Mackinac Financial will purchase the stock and acquire all assets of Lincoln Community Bank (Merrill, WI).

•                  The transaction is expected to close late in the third Quarter of 2018.

•                  The transaction will be Mackinac Financial Corporation’s second in 2018, fifth since December 2014, and will increase the number of branch locations in Wisconsin from 6 to 8 and total branches from 29 to 31.

MANISTIQUE, Mich. And Merrill, Wisc., June 7, 2018 — The Directors of Mackinac Financial Corporation [Nasdaq: MFNC] (Mackinac), the holding company for mBank, and the Directors of Lincoln Community Bank (Lincoln) today announced the execution of a definitive agreement for Mackinac to acquire Lincoln for $8.50 million in cash. Post-transaction assets of MFNC are estimated to be approximately $1.40 billion and gross balance sheet loans of roughly $1.05 billion.

“We are extremely pleased to be able to partner with another long-standing community-focused institution in the State of Wisconsin for our next transaction,” said Kelly W. George, mBank President and CEO and President of Mackinac. “The increased footprint will allow us to offer an even more expansive banking experience to the Northern Central Wisconsin markets. We will look to expand current client relationships and move forward in developing new customers in a region where the business ecologies are quite similar to our other Wisconsin and Upper Peninsula of Michigan markets. From the entire mBank staff, management, and Board of Directors, we look forward to working with everyone at Lincoln and making a positive corporate impact for all constituencies within your communities. More details of the transaction will be forthcoming in the next few weeks via the mBank website, mailings, and within the branch offices.”

Lincoln Community Bank currently operates two (2) banking centers, one each in Merrill and Gleason, WI.  As of March 31, 2018, Lincoln had total assets of approximately $65 million, loans of $40 million and deposits of $58 million. Combined with mBank’s current 23 branches in Michigan and 6 branches in Wisconsin, the acquisition will increase total branches from 29 to 31.

“As with our previous two Wisconsin acquisitions in 2016, this transaction is a good strategic fit for the company” commented Paul D. Tobias, Chairman and CEO of Mackinac and Chairman of mBank. “The branch locations and market cultures complement our current footprint and will move us closer to larger commerce centers in the region. The economics of the deal meet the key metrics we require as a Board and management team as well.”

The transaction is expected to close late in the third quarter of 2018. The transaction remains subject to approval by federal and state regulatory authorities as well as the satisfaction of other customary closing conditions provided in the purchase agreement. The purchase agreement also provides that Lincoln will be consolidated into mBank.

Mackinac was advised by Piper Jaffray and the law firm of Honigman Miller Schwartz and Cohn LLP. Lincoln was advised by Hovde Group, LLC and the law firm of Ballard Spahr, LLP.

About Mackinac Financial Corporation & mBank

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 whose common stock is traded on the NASDAQ stock market as “MFNC”. The principal subsidiary company is mBank. Headquartered in Manistique, MI, mBank has a total of 29 branch locations throughout Michigan and Northern Wisconsin and current assets in excess of $1.3 billion. The company’s banking services include commercial lending, asset-based lending, treasury management products, services geared toward small to mid-sized businesses and a full array of personal and business deposit products, consumer loans, mobile banking, online banking and bill pay.

About Lincoln Community Bank

Lincoln Community Bank, headquartered in Merrill, WI, was founded in 1897.  With two branches located in Merrill and Gleason, Lincoln currently has total assets of $65.1 million.  The company’s banking services include commercial and residential lending, as well as a full array of personal and business deposit products, consumer loans, mobile banking, online banking and bill pay.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding Mackinac’s outlook or expectations with respect to the acquisition of Lincoln, including expected cost savings, expected transaction-related and integration expenses and the impact of the transaction on Mackinac’s future performance. Words and phrases such as “growth,” “anticipates,” “estimates,” “expect,” “plan,” “approximately,” “allows,” “should,” “will,” and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Mackinac undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating to both the transaction and the integration of Lincoln into Mackinac after closing include, without limitation:

•                  The anticipated cost savings and strategic gains expected from the transaction may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events;

•                  The integration of Lincoln’s business and operations into Mackinac, which will include conversion of Lincoln’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Lincoln’s or Mackinac’s existing businesses;

•                  Mackinac’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Mackinac may incur more credit losses from Lincoln’s loan portfolio than expected and deposit attrition may be greater than expected.

Risk factors also include, but are not limited to, the risk factors described under “Risk Factors” in Mackinac’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.